August 4, 2022

James Loree

    Re:    Agreement and Mutual Release

Dear Mr. Loree:

In exchange for the consideration described in this Agreement and Mutual Release, and intending to be legally bound, Stanley Black & Decker, Inc. and its subsidiaries (collectively, the “Company”) and you agree as follows. The Company and you are sometimes referred to as a “Party” or the “Parties.”

1.Your employment with the Company ended June 30, 2022 (“Last Day Worked”). Regardless whether you sign this Agreement and Mutual Release, you will receive the salary and other items described in Sections 2 through 9 below in accordance with the Company’s benefit plans.
2.You will be paid your current salary through your Last Day Worked.
3.The Company shall continue to provide your current medical, dental, vision, Health Care Flexible Spending Account and/or Group Legal coverage through your Last Day Worked, provided you continue to make any required contributions. At that time, you shall have the same COBRA rights commonly provided terminating employees, and you will be sent all of the necessary COBRA election materials by our COBRA administrator so that you can make your COBRA election decision.
4.The Company shall continue to provide your current Basic Life and Basic Accidental Death and Dismemberment insurance through your Last Day Worked. You may also continue to receive your current level of Supplemental Employee and Dependent Life insurance, and Accidental Death and Dismemberment coverage, through your Last Day Worked, provided you continue to make the required contributions. You will then be eligible to convert your Life insurance coverage in accordance with the terms of the plans.
5.You will have the opportunity to continue your Individual long-term disability (“LTD”) benefit or convert a portion of the Group LTD benefit, according to the terms of the policies, provided you pay the required premium(s). You may convert the Group Executive LTD benefit at group conversion rates determined by the insurance company, up to the lesser of your monthly group benefit amount or a maximum benefit of $4,000 per month, if you have been covered by the plan for the last 12 months. When you continue the Individual policy and/or convert the group LTD benefit, you are required to pay the premiums directly to the insurance company. To convert your group LTD benefit, you must complete an application and send your first premium within 60 days of your Last Day Worked to the insurance company. To continue the Individual LTD policy, you need to sign a continuation letter and pay the premium. For more information, please contact the Company’s Executive Disability insurance agent at (860) 761-9790.
6.If applicable, you may remain a participant in the Executive Life Insurance Plan through your Last Day Worked. After the Company has made the final quarterly premium payment, you may continue your life insurance coverage at your own expense. For more information, please contact the Company’s Executive Life insurance agent at (860) 731-5566.

7.You shall be eligible to receive a pro-rated payment (equal to 6/12 or 50% of any payment otherwise earned), if any such payment is or becomes due, under the 2022 Management Incentive Compensation Plan (“MICP”), which is payable under the terms of the MICP in 2023. You shall not be eligible to receive any other payments under a Management Incentive Compensation Plan beyond your Last Day Worked.
8.For purposes of stock-based compensation, because you have attained aged 55 with at least 10 years of service, you are considered Retirement Eligible and a “Retiree.” As a Retiree, you will vest in all unvested Stock Options, Restricted Stock Units, and Performance Share Units the Company granted to you as of your Last Day Worked, to the extent provided in the terms of each outstanding grant. You may exercise Stock Options in accordance with the terms of the grant. You are a specified employee under the Internal Revenue Code § 409A deferred compensation rules, and, accordingly, the time vesting RSUs, as well as the 2020 MICP PSUs, are not permitted to be delivered to you for 6 months following your Last Day Worked. You will continue to be eligible for compensation under the Long-Term Incentive Plans (“LTIPs”) for the 2020-2022, 2021-2023, and 2022-2024 cycles in accordance with the terms of those grants. You shall receive a 36/36th (or 100%) payout, if any, for the 2020-2022 cycle, and the 2021-2023 cycle. You shall receive a 6/36th prorated payout, if any, for the 2022-2024 cycle.
9.If you have been a participant in the Company Employee Stock Purchase Plan, you may continue to hold any stock in your employee account through the Plan’s transfer agent, even after your Last Day Worked, and sell any such stock at any time after your Last Day Worked in accordance with the terms of the plan.
10.In accordance with the Company’s benefit plans, you will receive the salary and other items identified in Sections 2 through 9 regardless whether you sign this Agreement and Mutual Release.
11.Your July 21, 2016, employment letter with the Company (the “Employment Agreement”) requires the Company to pay specified severance benefits if the Company terminates your employment for any reason other than for Cause (as defined in the Employment Agreement), subject to your: (a) executing and delivering within 60 days following your termination date, and not revoking, a customary mutual waiver and release of claims specified by the Company; and, (b) your compliance with the noncompetition and other restrictive covenants set forth in Exhibit B of your Employment Agreement. Therefore, if you sign this Agreement and Mutual Release by August 30, 2022, do not revoke it, comply with all aspects of this Agreement and Mutual Release, and comply with the noncompetition and other restrictive covenants set forth in Exhibit B of your Employment Agreement, then the Company will provide the severance benefits specified in the Employment Agreement. Specifically:
a.The Company will pay to you a lump sum in cash equal to two times the sum of (i) your current annual salary plus (ii) your annual bonus target amount for the Company’s fiscal year 2022. That lump sum totals six million seven hundred eighty thousand eight hundred dollars ($6,780,800). Such amounts shall be subject to any applicable tax-related deductions and withholdings and the net amount shall be paid to you on the sixtieth (60th) day following your Last Day Worked.
b.The Company will provide or arrange to provide to you and your eligible dependents, at no greater cost to you than if you were an active employee of the Company, medical, dental, life (including executive life insurance plan), vision and prescription drug insurance benefits no less favorable than those provided to senior executives of the Company and their eligible dependents, in each case for twenty-four (24) months following your termination, or, if sooner, until you become eligible for such benefits from a new employer (of which you will promptly notify the Company). The Company’s agreement to provide the benefits in accordance with this Section 11(b) is contingent on your timely electing coverage under the applicable plans pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) and timely paying your portion of the applicable premiums; the coverage provided under this Section 11(b) shall constitute COBRA coverage to the fullest extent permitted by law. Notwithstanding the foregoing provisions of this Section 11(b), if the Company determines at any time that the payments relating to such insurance benefits may violate the applicable plan terms or any applicable nondiscrimination or other legal requirements, the Company may instead make cash payments directly to you equal to the amounts it would have paid on your behalf for such benefits, plus an additional 50% of such amounts to approximate the amount of any incremental taxes owed by you thereon. Such amounts shall be subject to any applicable tax-related deductions and withholdings.
12.Except for the matters addressed in Sections 2 through 11 of this Agreement and Mutual Release, you acknowledge and agree that you have received and been fully compensated for all wages, commissions, bonuses, paid time off, leave, expenses and/or any other payments and/or benefits to which you are or believe you may be entitled, including those wages and benefits governed by the Fair Labor Standards Act and the Family and Medical Leave Act, as a result of your employment with the Company. In addition, you acknowledge that you have been reimbursed for all expenses or costs incurred during your employment with the Company.
13.Other than as explicitly provided in this Agreement and Mutual Release, the Company shall not award or pay, or cause to be awarded or paid, any equity, stock options, money, severance or benefits to you or for your benefit.
14.You acknowledge that termination of your employment on the Last Day Worked is a termination for purposes of the Equity and Incentive Plans, and that all stock awards, stock units or stock options granted to you under those plans, any amendments to those plans, or otherwise, that have not vested as of your Last Day Worked or do not vest by virtue of your Retirement are forfeited.
15.You understand and agree that you would not receive the consideration specified in this Agreement and Mutual Release except for your execution of this Agreement and Mutual Release and your fulfillment of the promises contained herein.
16.You and your agents, representatives, executors, administrators, personal representatives, heirs, successors, assigns and attorneys unconditionally release the Company and their respective directors, officers, employees, agents, representatives, successors, predecessors, assigns, attorneys, insurers, employee benefit plans and fiduciaries (collectively, the “Company Released Parties”), from all possible claims, complaints, demands, causes of action, lawsuits, arbitrations, grievances, damages, compensation, bonuses, severance, equity, stock, stock options, stock units, fees, costs, expenses, liability, or relief of any kind, whether known or unknown, absolute or contingent, or asserted or un-asserted, arising from the beginning of time until the date you sign this Agreement and Mutual Release (collectively, “Loree Claims”), and waive all Loree Claims, including but not limited to: (a) all Loree Claims arising out of or from your employment with the Company, the terms or conditions of that employment, or the termination of that employment, under all possible legal, equitable, tort, contract or statutory theories, including but not limited to any claims for constructive or wrongful discharge or breach of express or implied contract, and (b) all Loree Claims under your Employment Agreement, and/or the termination of that Agreement, state wage and hour laws, the Fair Labor Standards Act, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, the Americans with Disabilities Act, the Rehabilitation Act, Title VII of the Civil Rights Act of 1964, the Consolidated Omnibus Budget Reconciliation Act (COBRA), the Family Medical Leave Act, the False Claims Act, the National Labor Relations Act, the Labor Management Relations Act, the Labor Management Reporting and Disclosure Act, all amendments to such Acts, and all other federal, state and local laws prohibiting employment discrimination or retaliation, or protecting whistleblowing, and any other Loree Claim alleging discrimination based on disability, religion, sex, gender identity, race, age, retaliation, mental status, genetic information or any other legally protected category.
17.However, the release and waiver set forth in Section 16 shall exclude: (a) the rights and obligations contained in or provided for under this Agreement and Mutual Release; (b) any Loree Claims relating to accrued and vested rights under a retirement plan; (c) any right or entitlement that you are not allowed by applicable law to waive or release; (d) your rights under Employment Agreement Exhibit B (Restrictive Covenants), Exhibit C (Section 409A Compliance) and Exhibit D (Indemnification); (e) any right you have to file, cooperate in or participate in a charge, complaint or proceeding with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local agency, commission or body (collectively, “Government Agencies”); (f) your rights as a stockholder of the Company and (g) any Loree Claim that may arise only after the execution of this Agreement and Mutual Release.
18.The Company unconditionally releases you and your agents, representatives, executors, administrators, personal representatives, heirs, successors, assigns and attorneys (collectively, the “Loree Released Parties”), from all possible claims, complaints, demands, causes of action, lawsuits, arbitrations, grievances, damages, compensation, bonuses, severance, equity, stock, stock options, stock units, fees, costs, expenses, liability, or relief of any kind, whether known or unknown, absolute or contingent, or asserted or un-asserted, arising from the beginning of time until the date you sign this Agreement and Mutual Release (collectively, “Company Claims”), and waive all Company Claims, including but not limited to: (a) all Company Claims arising out of or from your employment with the Company, the terms or conditions of that employment, or the termination of that employment, under all possible legal, equitable, tort, contract or statutory theories, including but not limited to any claims for constructive or wrongful discharge or breach of express or implied contract, and (b) all Company Claims under your Employment Agreement, and/or the termination of that Agreement, state wage and hour laws, the Fair Labor Standards Act, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, the Americans with Disabilities Act, the Rehabilitation Act, Title VII of the Civil Rights Act of 1964, the Consolidated Omnibus Budget Reconciliation Act (COBRA), the Family Medical Leave Act, the False Claims Act, the National Labor Relations Act, the Labor Management Relations Act, the Labor Management Reporting and Disclosure Act, all amendments to such Acts, and all other federal, state and local laws prohibiting employment discrimination or retaliation, or protecting whistleblowing, and any other Company Claim alleging discrimination based on disability, religion, sex, gender identity, race, age, retaliation, mental status, genetic information or any other legally protected category.
19.However, the release and waiver set forth in Section 18 shall exclude: (a) the rights and obligations contained in or provided for under this Agreement and Mutual Release; (b) any right or entitlement that the Company is not allowed by applicable law to waive or release; (c) the Company’s rights under Employment Agreement Exhibit B (Restrictive Covenants), Exhibit C (Section 409A Compliance) and Exhibit D (Indemnification); (d) any rights the Company has to payment or reimbursement of legal fees advanced to you, including but not limited to rights under the Undertaking signed by you dated June 14, 2022; and, (e) any Company Claim that may arise only after the execution of this Agreement and Mutual Release.
20.Nothing in this Agreement and Mutual Release limits either Party’s right to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agencies, including providing documents or other information, with or without notice to the other Party.  Furthermore, you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, in each case, solely for the purpose of reporting or investigating a suspected violation of law or (2) in a complaint or other document filed in a lawsuit or proceeding, if such filings are made under seal.
21.You represent and warrant that you have not filed, directly or indirectly, or caused to be filed, any Loree Claim against any of the Company Released Parties in any forum, including federal, state, or local court, in any arbitration, grievance, or any administrative proceeding with any Government Agencies, and that you have not assigned to any other person or entity any Loree Claim you may have against any Company Released Party. The Company represents and warrants that it has not filed, directly or indirectly, or caused to be filed, any Company Claim against any of the Loree Released Parties in any forum, including federal, state or local court, in any arbitration, grievance, or any administrative proceeding with any Government Agencies, and that the Company has not assigned to any other person or entity any Company Claim it may have against any Loree Released Party.
22.You represent and warrant that you are not aware of or have already fully disclosed in writing to the Company’s General Counsel any information that could give rise to a claim or cause of action by you or any other person or entity against any Company Released Party, including without limitation any knowledge of fraud or suspected fraud, overpayments or suspected overpayments, false or misleading statements or suspected false or misleading statements, improper or erroneous financial reporting, violations or suspected violations of any law or regulation, or other irregularities, or any violations of Company policies, procedures, or the Company Code of Business Ethics.
23.You represent and warrant that you: (a) have complied, and will comply, with Employment Exhibit B (Restrictive Covenants); and, (b) have returned to the Company all Company Property and Confidential Information, as defined in Employment Agreement Exhibit B, in your possession, custody or control, including all electronic data, copies and abstracts thereof.
24.You agree that any work, design, discovery, invention or improvement conceived, made, developed or received by you during the period of your employment with the Company, which relates to the actual or anticipated (as of the date hereof) business, operations or research of the Company, including but not limited to any process, art, machine, manufacture, materials or composition of matter, which could be manufactured or used by the Company, whether patentable or not, is the sole property of the Company. The terms invention and improvement as used herein, in addition to their customary meaning, shall mean creative concepts and ideas relating to advertising, marketing, promotional and sales activities.

c.You further state that you have assigned or hereby do assign to the Company or its designee all right, title and interest worldwide in any or to any idea, work, design, discovery, invention or improvement made or created during your employment at the Company and to any application for letters patent or for trademark registration made thereon, and to any common law or statutory copyright therein, and that you will cooperate with the Company (at the Company’s sole expense) in order to enable it to secure any patent, trademark, copyright, or other property right therefor in the United States or any foreign country, and any division, renewal, continuation or continuation-in-part thereof, or for any reissue of any patent issued thereon.
d.You also agree that the Company has all rights to, possession of, and all title in and to, all electronic files, papers, documents and drawings, including copies thereof, which you may have originated or which came into your possession during your employment with the Company and which related to the business of the Company, regardless of whether such electronic files, papers, documents and drawings were kept at your office, at your home or somewhere else, except for any personnel, benefit or compensation information of a personal nature and any general business reference materials or documents which do not contain any confidential or proprietary information.
e.This Section is not to be construed as a covenant not to compete.
25.Subject to Section 20 of this Agreement and Mutual Release, you agree that you will not make any disparaging remarks or demeaning comment, of any kind or nature, regarding the Company or any of its officers, directors, agents or employees. Subject to Section 20 of this Agreement and Mutual Release, the Company shall instruct its Directors and Executive Officers not to make any disparaging remarks or demeaning comment regarding you.
26.The termination of your employment with the Company also terminated each of your roles with the Company and its subsidiaries and you agree to execute any additional documentation that is reasonably requested by the Company in connection with the termination of such roles.
27.You agree to reasonably cooperate (taking into account your other professional obligations and commitments) with the Company, at the Company’s reasonable request, in any inquiry, litigation, investigation, or regulatory process involving any of the Company Released Parties. This Section does not require you to provide only information favorable to the Company Released Parties; rather, it means that you will provide to the Company truthful and accurate information as requested of you, to the extent such information is within your possession, custody, or control. The Company will reimburse you for any documented lost wages, and reasonable and documented out of pocket expenses for travel and lodging, incurred by you in connection with your cooperation under this Section.
28.The Company shall reimburse you for your reasonable legal fees incurred in connection with the negotiation of this Agreement and Mutual Release.
29.For six (6) months after the Last Day of Employment, the Company also agrees to arrange for all personal mail directed to you at the Company’s office to be promptly delivered to you.
30.You understand and agree that the Company makes no representations as to the tax consequences of any consideration or benefits provided hereunder (including, without limitation, under Section 409A of the Internal Revenue Code, if applicable), and that you are solely responsible for all income, excise or other taxes, including any penalties and interest, imposed on you with respect to the consideration and other benefits provided to you.
31.You acknowledge and agree that you:
f.Have carefully read and fully understand all of the provisions of this Agreement and Mutual Release.
g.Are releasing the Company and the other Company Released Parties from claims, including claims you may have against them arising out of or relating to your employment or termination of your employment, including but not limited to any claims under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621, et seq.), and any amendments thereto (“the Age Discrimination in Employment Act”).
h.Understand that claims under the Age Discrimination in Employment Act that arise after the date of this Agreement and Mutual Release are not released.
i.Voluntarily agree to all terms in this Agreement and Mutual Release.
j.Knowingly intend to be bound by this Agreement and Mutual Release.
k.Were and hereby are advised to consider the terms of this Agreement and Mutual Release and consult with an attorney of your choice prior to signing this Agreement and Mutual Release.
l.Have been given a period of at least twenty-one (21) days within which to consider this Agreement and Mutual Release. You agree that any changes to this Agreement and Mutual Release, whether material or immaterial, will not restart that twenty-one day period.
m.You understand that you may revoke this Agreement and Mutual Release for a period of seven calendar days following the day you execute it and that this Agreement and Mutual Release will become effective and enforceable when such revocation period has expired. Any revocation must be submitted in writing and delivered, or mailed by certified mail, within seven calendar days of your execution of this Agreement and Mutual Release, to the Corporate Vice President, Labor & Employee Relations, Stanley Black & Decker, Inc., 700 Stanley Drive, New Britain, CT 06053, and state, “I hereby revoke my acceptance of our Agreement and Mutual Release.”
32.In the event that any Party brings an action against the other Party hereto based on any Claim released by this Agreement and Mutual Release, the Party defending such Claim may plead this Agreement and Mutual Release in bar to any such action. The Parties further acknowledge that the remedies at law for a breach or threatened breach of any of the provisions of this Agreement and Mutual Release would be inadequate; in recognition of this fact, the Parties agree that in the event of a breach or threatened breach of this Agreement and Mutual Release, in addition to any remedies at law, a Party, without posting any bond, shall be entitled to seek equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction, or any other equitable remedy which may then be available.

33.This Agreement and Mutual Release is made in the State of Connecticut and shall be interpreted under the laws of such state. If any part of this Agreement other than the releases and waivers is found to be invalid or unenforceable, the rest of the Agreement will be enforceable to the fullest extent permitted by law.
34.Each of the Parties hereby waives trial by jury in any action or proceeding to which you and the Company may be Parties, arising out of or in any way pertaining to this Agreement and Mutual Release. It is agreed and understood that this waiver constitutes a waiver of trial by jury of all claims against all parties to such actions or proceedings, including claims against parties who are not parties hereto. This waiver is knowingly, willingly, and voluntarily made by each of the Parties.
35.This Agreement and Mutual Release may not be modified, altered or changed except by you and the Company in a writing that specifically references this Agreement and Mutual Release.
36.Except as provided herein, this Agreement and Mutual Release sets forth the entire agreement between you and the Company, and fully supersedes any prior agreements or understandings between us, regarding the subject matter hereof. You have not relied on any representations or statements made by or on behalf of the Company with regard to the subject matter hereof that are not contained in this Agreement and Mutual Release.
    YOU HAVE READ AND FULLY CONSIDERED THIS AGREEMENT AND MUTUAL RELEASE AND DESIRE TO ENTER INTO THIS AGREEMENT. THE TERMS OF THIS AGREEMENT AND MUTUAL RELEASE ARE THE PRODUCT OF MUTUAL NEGOTIATION AND COMPROMISE BETWEEN THE COMPANY AND YOU; YOU UNDERSTAND THAT, EXCEPT AS PROVIDED HEREIN, THIS AGREEMENT AND MUTUAL RELEASE SETTLES, BARS, AND WAIVES ANY AND ALL CLAIMS THAT YOU HAVE OR COULD POSSIBLY HAVE AGAINST THE COMPANY RELEASED PARTIES. YOU HAVE BEEN AFFORDED AT LEAST 21 DAYS TO CONSIDER THIS AGREEMENT AND MUTUAL RELEASE AND HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY. HAVING SUBSEQUENTLY ELECTED TO EXECUTE THIS AGREEMENT AND MUTUAL RELEASE, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THEREBY THE CONSIDERATION SET FORTH IN THIS AGREEMENT AND MUTUAL RELEASE, YOU FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTER INTO THIS AGREEMENT AND MUTUAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS YOU HAVE OR MIGHT HAVE AGAINST THE RELEASED PARTIES.

    You and the Company now voluntarily and knowingly execute this Agreement and Mutual Release.
                     /s/ James M. Loree
                     James M. Loree

Signed this 17th day of August , 2022.

                    STANLEY BLACK & DECKER, INC.:

                 By: /s/ Janet M. Link
                     Janet M. Link
                     Senior Vice President, General Counsel and Secretary

Signed this 12th day of August , 2022.